Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY PROVIDES UPDATE ON

POTENTIAL SPIN-OFF TRANSACTION

Company Now Pursuing Full Spin-off of Entertainment Businesses from Sports Businesses

Proposed Transaction Still Expected to be Completed During the First Quarter of Calendar 2020

NEW YORK, NY – November 7, 2019 – The Madison Square Garden Company (NYSE: MSG) today announced that its board of directors has unanimously approved pursuing a revised plan for the proposed separation of its sports and entertainment businesses. The Company is now pursuing a spin-off of its entertainment businesses into a separately traded public company and, as part of this revised structure, the entertainment company would not retain an equity interest in the sports company. The proposed transaction is still expected to be completed during the first quarter of calendar 2020, subject to certain conditions.

The Company had previously been exploring a plan to spin-off approximately two-thirds of its economic interest in its sport businesses to shareholders, with the entertainment company retaining an approximate one-third interest in the sports company.

The newly revised transaction would be structured as a tax-free pro rata spin-off to all MSG shareholders. Each shareholder would continue to own their current economic interest in both the sports and entertainment businesses. The Company continues to believe that the proposed separation of the sports and entertainment businesses would enable shareholders to more clearly evaluate each company’s assets and future prospects, while allowing each company to have a capital structure and capital allocation policy most appropriate for its business.

Executive Chairman and CEO James L. Dolan said, “The spin-off would create two distinct companies for MSG shareholders, each with a defined business focus and clear investment characteristics. One company would be a leader in live entertainment that would take advantage of significant opportunities to grow rapidly within the changing entertainment landscape. The other entity would be a sports company with marquee assets that would enjoy steady growth and strong free cash flow.”

The pure-play sports company would reflect the strong and steady financial performance of MSG’s sports businesses driven by the Knicks and Rangers franchises, while the entertainment company would capitalize on opportunities for growth, most notably through venue expansion as the Company moves forward with its MSG Sphere initiative.

MSG has made significant progress on its first MSG Sphere in Las Vegas with the goal of opening the venue in calendar 2021. For its second MSG Sphere in London, the Company is continuing to move through the planning application process, which is now expected to run into calendar 2020. The Company also remains focused on incorporating learnings from its Las Vegas project in London. For these reasons, it is no longer possible for the London venue opening to be one year after the opening of MSG Sphere in Las Vegas. As a result of the evolving timeline in London, the Company now believes the standalone entertainment company would have sufficient financial flexibility to pursue its venue expansion plans without the need for the retained equity interest in the sports company. In addition, the revised structure would eliminate any potential tax leakage associated with the sale of the retained interest in the Sports company.

The pure-play sports company would include:

•	The New York Knicks professional NBA franchise and its development team, the Westchester Knicks;
•	The New York Rangers professional NHL franchise and its development team, the Hartford Wolf Pack;

—more—

Page 2 – MSG Provides Update on Potential Spin-off Transaction

•	Knicks Gaming, the official NBA 2K esports franchise of the New York Knicks, and a majority interest in Counter Logic Gaming, a leading North American esports organization; and
•	The Company’s professional sports team Training Center in Greenburgh, NY.

In addition to its planned MSG Sphere venues, the entertainment company would include:

•	World-class venues: New York’s Madison Square Garden, The Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; and The Chicago Theatre;
•

The Company’s bookings business, which fills MSG’s venues with a wide variety of the most exciting and unforgettable entertainment events. This business would also include the Company’s bookings of the Knicks and Rangers, as well as other sporting events such as college basketball and professional boxing, the results of which are currently reported as part of the Company’s MSG Sports segment;

•	Productions, which includes the Radio City Rockettes and the Christmas Spectacular, the nation’s number one live family holiday show;
•	Majority interests in TAO Group, a world-class hospitality group, and Boston Calling Events, producer of New England’s preeminent Boston Calling Music Festival; and
•	Approximately $1 billion in cash on hand.

Completion of the transaction would be subject to various conditions, including league and final MSG Board approval. J.P. Morgan Securities LLC and PJT Partners LP continue to serve as financial advisors and Sullivan & Cromwell LLP continues to serve as legal advisor.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; and The Chicago Theatre. Other MSG properties include legendary sports franchises: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, MSG’s NBA 2K League franchise. In addition, the Company features the popular original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is Tao Group Hospitality, a world-class hospitality group with globally-recognized entertainment, dining and nightlife brands including Tao, Marquee, Lavo, Avenue, Beauty & Essex and Cathédrale. More information is available at www.themadisonsquaregardencompany.com

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer The Madison Square Garden Company (212) 465-6442 / kimberly.kerns@msg.com	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury The Madison Square Garden Company (212) 465-6072 / ari.danes@msg.com